Exhibit 10.6
International Notice of Terms
Performance-Based Restricted Stock Units (Stock-Settled)
To:        «Name»
BEMSID:    «BEMS_ID»
Grant Date:    «Grant Date»
As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Performance-Based Restricted Stock Unit award (the “Award”) pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award. The terms and conditions of the Award are as follows:

1.	PBRSU Award. You have been awarded «Performance_Based_RSU» Performance-Based Restricted Stock Units (“PBRSUs”). Each PBRSU corresponds to one share of Common Stock.

2.	PBRSU Account. The Company will maintain a record of the number of awarded PBRSUs in an account established in your name.

3.	Vesting Provisions:
3.1 General. Subject to your continued employment with the Company or a Related Company through the date the Compensation Committee of the Board of Directors of the Company (the “Committee”) certifies the relative performance of the PBRSUs as described below in or about February ________ (the “Certification Date”), except as otherwise provided in Sections 7 and 8, the Award shall become vested on the Certification Date (or if such date is not a Trading Day, the next Trading Day) (the “Vesting Date”) based upon the Company’s “Relative Total Shareholder Return” in terms of percentile ranking (rounded, if necessary, to the fourth decimal place by application of regular rounding) as compared to the Peer Companies (as defined in Exhibit A) over the period beginning immediately after the Grant Date and ending immediately prior to the Certification Date (the “Measurement Period”) in accordance with the following:

Relative Total Shareholder Return Ranking over Measurement Period	Payout % Level
95th percentile or higher	200%
55th percentile	100%
25th percentile	25%
Below 25th percentile	0%

“Trading Day” shall mean a day on which the New York Stock Exchange is open for trading. Straight line interpolation shall be used to determine the payout level for performance that falls between the ranking levels shown above (provided that the payout level for performance below the 25th percentile will be 0%, and the payout level for performance at or above the 95th percentile will be capped at 200%). Payout levels will be rounded, if necessary, to the nearest whole number by application of regular rounding. In the event of a payout percentage level above 100%, you will be awarded additional PBRSUs so that the total number of PBRSUs which vest as of the Vesting Date (excluding dividend equivalent PBRSUs) equals the original PBRSU award amount multiplied by the payout percentage level. In the event of a payout percentage level below 100%, your PBRSUs awarded under Section 1 will be forfeited to the extent necessary to provide that the total number of PBRSUs which vest as of the Vesting Date (excluding dividend equivalent PBRSUs) equals the original PBRSU award amount multiplied by the payout percentage level.

4.
Settlement at Vesting. As soon as reasonably practicable following the Vesting Date, you shall receive a number of shares of Common Stock equal to the aggregate number of PBRSUs that vest as of such date. Notwithstanding the foregoing, the PBRSUs may be settled in the form of: (a) cash, to the extent settlement in shares of Common Stock (i) is not standard Boeing practice in the country where you have transferred employment after the Grant Date, (ii) is prohibited under applicable laws, (iii) would require you, the Company or, if different, the Related Company that employs you (the “Employer”) to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different), or (iv) is administratively burdensome; or (b) shares of Common Stock, but the Company may require you to immediately sell such shares if necessary to comply with applicable laws (in which case, you hereby expressly authorize the Company to issue sales instructions in relation to such shares on your behalf). If after the Grant Date but prior to the Vesting Date you transfer to a Related Company in another country (you will be considered to have transferred to a Related Company if you are paid through that Related Company’s payroll) and the Company does not settle PBRSUs in shares of Common Stock in that country, the PBRSUs will be settled in cash.

5.	Dividend Equivalents.
5.1 While PBRSUs are in your account, they will earn dividend equivalents in the form of additional PBRSUs. Specifically, as of each dividend payment date for Common Stock, your PBRSU account will be credited with additional PBRSUs (“dividend equivalent PBRSUs”) equal in number to the number of shares of Common Stock that could be bought with the cash dividends that would be paid on the PBRSUs in your account if each PBRSU were one share of Common Stock.
5.2 The number of shares of Common Stock that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of Common Stock on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per share trading prices for Common Stock as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable.
5.3 Dividend equivalent PBRSUs will vest at the same time and in the same manner as the PBRSUs with which they are associated. Dividend equivalent PBRSUs will be adjusted in accordance with the payout level percentage determined under Section 3.1 in the same manner as the PBRSUs with which they are associated. Accumulated dividend equivalent PBRSUs will be multiplied by the same payout percentage level and dividend equivalent PBRSUs will be added or forfeited, as necessary, so that the total dividend equivalent PRBSUs which vest as of the Vesting Date will equal the dividend equivalent PBRSUs which accumulate during the Measurement Period multiplied by the payout percentage level.

6.
Adjustment in Number of PBRSUs. The number of PBRSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of Common Stock, consolidation, spin-off or recapitalization of Common Stock, or any similar capital adjustment or the payment of any stock dividend.

7.
Termination Due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated prior to the Vesting Date by reason of retirement, layoff, disability, or death, your PBRSU payout, including any dividend equivalent PBRSUs, will be made in shares of Common Stock and prorated based on the number of full and partial calendar months you spent on the active payroll during the Measurement Period (beginning with the first full calendar month after the Grant Date). Payout for the Award will be made at the same time as payment would have been made pursuant to Section 4 had your employment not terminated prior to the Vesting Date and will in all respects be subject to the Company’s actual Relative Total Shareholder Return achievement for the full Measurement Period. For purposes of this Award, “retirement” means a voluntary termination of employment under the conditions that satisfy the definition of “retirement” under the terms of a defined benefit pension plan maintained by the Company or a Related Company in which you participate. If you are not eligible to participate in such a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (i) age 55 with 10 years of service, or (ii) age 62 with one year of service. For purposes of this Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company.

8.
Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation prior to retirement eligibility) other than those reasons described in Section 7, all PBRSUs (and all associated dividend equivalent PBRSUs) granted hereunder shall immediately be forfeited and canceled.

9.
Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the Measurement Period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), your PBRSU payout, including any dividend equivalent PBRSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Measurement Period (beginning with the first full calendar month after the Grant Date). Payout for the Award will be made at the same time as payment would have been made without regard to any leave of absence, and will in all respects be subject to the Company’s actual Relative Total Shareholder Return achievement for the full Measurement Period.

10.	Transferability. PBRSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death.

11.	Clawback and Forfeiture Policy.
11.1 This Award and any proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility.
11.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Award and any proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information;  (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Award. For purposes of this Section 11, the Company shall include the Company and all Related Companies.
11.3 Nothing in this Section 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

12.
Tax Withholding. Subject to the terms of the Plan and as a condition to the grant of the PBRSUs, you acknowledge and agree that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PBRSUs, including, but not limited to, the grant, vesting or payment of the PBRSUs; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PBRSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, then prior to the issuance and delivery of any shares of Common Stock or cash upon the vesting of this Award, the Company, the Employer, or any plan administrator, as applicable: (x) shall withhold a sufficient number of whole shares of Common Stock otherwise issuable upon the vesting of this Award that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld shares of Common Stock shall be used to settle the withholding obligation); or (y) shall withhold an amount from your regular salary and/or wages, or from any other amounts payable to you, equal to the Tax-Related Items required to be withheld.

Depending on the withholding method, the Company, the Employer, or any plan administrator, as applicable, may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, but such withholding shall not exceed an amount of withholding based on the maximum statutory rates in your applicable tax jurisdiction(s) (unless a lesser amount of withholding is required to avoid the classification of this Award as a liability on the Company’s consolidated balance sheet or other adverse accounting treatment).
In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock or through your regular salary and/or wages or other amounts payable to you, no shares of Common Stock will be issued to you and no cash payment will be made unless and until satisfactory arrangements (as determined by the Company or its delegate) have been made by you with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to this Award. If you are subject to taxation in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the grant of this Award, you expressly consent to the withholding of shares of Common Stock and/or the withholding of amounts from your regular salary and/or wages, or other amounts payable to you, as provided for hereunder. All other Tax-Related Items related to this Award and any shares of Common Stock or cash acquired pursuant to the vesting of this Award are your sole responsibility.

13.
Consent to Collection, Processing and Transfer of Personal Data. The Company is located at 100 North Riverside, Chicago, IL 60606, U.S.A. and grants PBRSUs under the Plan to employees of the Company and its Related Companies in its sole discretion. In conjunction with the Company’s grant of the PBRSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the PBRSUs, you expressly and explicitly consent to the Personal Data Activities as described herein.

13.1 Data Collection, Processing and Usage. The Company collects, processes and uses your personal data, including your name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Common Stock or directorships held in the Company, and details of all PBRSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you. In granting the PBRSUs under the Plan, the Company will collect, process and use your personal data for purposes of allocating Common Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of your personal data is your consent.

13.2 Stock Plan Administration Service Provider. The Company transfers your personal data to an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade Common Stock acquired under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the Plan.

13.3 International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent.

13.4 Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to participate in the Plan. This would not affect your existing employment or salary; instead, you would forfeit the opportunities associated with the Plan.

13.5 Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local human resources department.

14.	Miscellaneous.
14.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or any Related Company or as prohibited by law.
14.2 Termination Indemnities. The Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which you may be otherwise entitled.
14.3 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award, and the vesting provisions.
14.4 EU Age Discrimination Rules. If you are a local national of and employed in a country that is a member of the European Union, the grant of this Award and the terms and conditions governing this Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Notice is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
14.5 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.
14.6 Private Placement. The grant of the Award is not intended to be a public offering of securities in your country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.
14.7 English Language. You acknowledge and agree that it is your express intent that the Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you are in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English or have the ability to consult with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the terms and conditions of this Notice, the Plan and any other documents related to the Award. If you have received the Notice, the Plan or any other documents related to the PBRSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
14.8 Section 409A. This Award is intended to be exempt from or otherwise comply with Section 409A of the U.S. Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A.
14.9 Compliance with Local Law. If you are resident or employed outside of the United States, as a condition to the grant of the Award, you agree to repatriate all payments attributable to the shares of Common Stock or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Related Companies, as may be required to allow the Company and its Related Companies to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
14.10 Requirements of Law. The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
14.11 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Award to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute part of this Notice.
14.12 Governing Law. All questions concerning the construction, validity and interpretation of this Notice and the Plan shall be governed and construed according to the laws of the State of Delaware in the United States, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware in the United States, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.
14.13 Insider Trading Notice. You acknowledge that, depending on your broker’s country of residence or where Common Stock is listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Common Stock, rights to Common Stock or rights linked to the value of Common Stock during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties may include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal legal advisor on this matter.
14.14 Additional Requirements. The Company reserves the right to impose other requirements on the Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
14.15 Agreement to Terms of Plan, Notice and Addendum. By accepting this Award, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.

Addendum to
International Notice of Terms of Performance-Based Restricted Stock Units
In addition to the terms of the Plan and the Notice, the Award is subject to the following additional terms and conditions as set forth in this Addendum to the extent you reside and/or are employed in one of the countries addressed herein. All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and this Notice. To the extent you transfer residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
United Kingdom

1.	Clawback and Forfeiture Policy. The following shall modify Section 11.2 of the Notice:
Clauses (ii) and (iii) of Section 11.2 shall not apply.
This Award and any proceeds resulting from the vesting of this Award are also subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, within the Restricted Period: directly or indirectly, for your own benefit or that of others, (a) be employed by or otherwise provide services to a Competing Business which is being carried out or to be carried out in any Restricted Territory; (b) set up or carry on a Competing Business which is being carried out or to be carried out in any Restricted Territory; (c) solicit, attempt to solicit, assist in soliciting, entice away, or try to entice away, from the Company or any Related Company any Key Person; or (d) be personally involved to a material extent in accepting into employment, recruiting, engaging, or otherwise using the services of any Key Person. For the avoidance of doubt, none of the restrictions contained in this Section prevent you from holding any shares or other securities in any company or from doing anything for which the Company has given its prior written consent. The Company encourages you to seek such consent if necessary.
The restrictions this Section are considered by the parties to be fair and reasonable in all circumstances. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
For the purposes of this Section, any capitalized terms shall have the following meaning:
“Competing Business” means any business which competes with or is preparing to compete with (a) any business carried on by the Company or any Related Company; or (b) any business which the Company or any Related Company is proposing to carry on and has taken material steps towards conducting; and in each of cases (a) and (b) in respect of which business of the Company or Related Company you: (i) had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or (ii) otherwise obtained Relevant Confidential Information, in each case in the course of your employment.
“Key Person” means any employee, director, or consultant engaged by the Company or any Related Company who provides or has provided executive, managerial, supervisory, financial, engineering, creative, professional, technical, account handling, or similar services to the Company or any Related Company (a) with whom you have had material dealings; or (b) in respect of whom you have obtained Relevant Confidential Information about their skills, role, responsibilities, expertise, or other Relevant Confidential Information or material nonpublic information relevant to their potential recruitment or engagement, in each case at any time during the course of your employment.
“Relevant Confidential Information” means information not generally known outside the Company or any Related Company or information entrusted to the Company or any Related Company by third parties, which may relate (by way of example and without limitation) to inventions, formulas, patterns, devices, methods, processes, computer technology and programming, research, development, engineering, manufacturing, purchasing, accounting, marketing, or selling, and may be contained (by way of example and without limitation) in materials such as drawings, models, data, specifications, records, reports, complications, or computer programs, and may be in the nature of unwritten knowledge or know-how, in each case, that may or would be of value to any business which competes or is preparing to compete with the Company or a Related Company.
“Restricted Period” means the period ending on the earlier of: (a) the second anniversary of the later of the Vesting Date or the payment date for the Award; or (b) the six month anniversary of your termination of employment.

“Restricted Territory” means: (a) the United Kingdom; or (b) any other country where the Company or a Related Company carries out business and in relation to which you have had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the course of your employment; or (c) any other country where the Company or a Related Company carries out business and in relation to which you acquired Relevant Confidential Information during the course of your employment.

2.	Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 12 of this Notice:
Without limitation to Section 12 of this Notice, you agree that you are liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by any of the means referred to in Section 12 of this Notice.

3.
Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages in consequence of the termination of your employment with the Company or any Related Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vesting in your PBRSUs as a result of such termination, or from the loss or diminution in value of your PBRSUs. Upon the grant of your PBRSUs, you shall be deemed irrevocably to have waived any such entitlement.

4.
Brexit. To the extent that the United Kingdom is no longer a part of the European Union following the United Kingdom’s anticipated withdrawal from the European Union, but the laws discussed herein still apply to the United Kingdom for a period of time following the anticipated withdrawal, all references to the European Union shall include the United Kingdom, unless otherwise stated in this document.

Exhibit A - Calculation of Relative Total Shareholder Return

•
“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

P = 1 -	R - 1
N - 1

where:	“P” represents the percentile performance, rounded if necessary to the fourth decimal place by application of regular rounding.
“N” represents the number of Peer Companies as of the Certification Date, plus the Company.
“R” represents the Company’s ranking among the Peer Companies.
Example:
If there are 21 Peer Companies plus the Company, and the Company ranked 7th in that group, the performance would be at the 71.4286th percentile (the result, rounded to the fourth decimal place by application of regular rounding, of 1 - ((7-1)/(22-1)).
The resulting payout percentage would be calculated as follows, using straight line interpolation:

25% + (71.4286% - 25%) x	(200% - 25%)	=	141.0715%
(95% - 25%)
This payout percentage would be rounded to the nearest whole number by application of regular rounding, resulting in a payout percentage of 141% of the target number of PBRSUs.
The final determination of Relative Total Shareholder Return shall be made by the Compensation Committee of the Board of Directors of the Company based on the terms set forth in this Exhibit A subject to the Compensation Committee’s sole and absolute discretion.

•
“TSR” means, for the Company and each of the Peer Companies, the company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient. An illustrative example of a TSR calculation is attached at the end of this Exhibit.

•	“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.

•	“Opening Average Period” means the 20 trading days immediately following the Grant Date.

•
“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of the company’s common stock purchasable with dividends declared on the company’s common stock to that point during the Measurement Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.

•	“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.

•	“Closing Average Period” means the 20 trading days immediately preceding the Certification Date.

•	“Share Value” means, with respect to a given trading day, the closing price of the company’s common stock multiplied by the Accumulated Shares for such trading day.

•	“Peer Companies” means the following companies:

3M	Ford	Microsoft
AT&T	General Dynamics	Northrop Grumman
Caterpillar	Honeywell	Procter & Gamble
Chevron	IBM	Raytheon
Cisco Systems	Intel	United Parcel Services
EADS (Airbus)	Johnson & Johnson	United Technologies
Exxon Mobil	Lockheed Martin	Verizon Communications

The Peer Companies may be changed as follows, subject to the discretion of the Compensation Committee:

(i)	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.

(ii)
In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

(iii)
In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

(iv)	In the event of a bankruptcy, liquidation or delisting of a Peer Company, such company shall remain a Peer Company.

(v)
In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

•
Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange. For purposes of calculating TSR, the value on any given trading day of any Peer Company shares traded on a foreign exchange will be converted to U.S. dollars.

•	The following example illustrates the calculation of TSR for the Company with Grant Date of January 1, 2017 and a Certification Date of January 1, 2020.

Opening Average Share Value (1/3/2017 - 1/31/2017)	$160.67
Closing Average Share Value (12/3/2019 - 12/31/2019)	$362.92
TSR (expressed as percentage)	125.8800%

Opening Average					Closing Average
Date	Close	Ex- Div.	Accum. Shares	Share Value	Date	Close	Ex- Div.	Accum. Shares	Share Value
1/31/2017	$163.42	$0.00	1	$163.42	12/31/2019	$325.76	$0.00	1.0726721	$349.43
1/30/2017	$165.57	$0.00	1	$165.57	12/30/2019	$326.40	$0.00	1.0726721	$350.12
1/27/2017	$167.70	$0.00	1	$167.70	12/27/2019	$330.14	$0.00	1.0726721	$354.13
1/26/2017	$169.12	$0.00	1	$169.12	12/26/2019	$329.92	$0.00	1.0726721	$353.90
1/25/2017	$167.36	$0.00	1	$167.36	12/24/2019	$333.00	$0.00	1.0726721	$357.20
1/24/2017	$160.55	$0.00	1	$160.55	12/23/2019	$337.55	$0.00	1.0726721	$362.08
1/23/2017	$157.84	$0.00	1	$157.84	12/20/2019	$328.00	$0.00	1.0726721	$351.84
1/20/2017	$159.53	$0.00	1	$159.53	12/19/2019	$333.50	$0.00	1.0726721	$357.74
1/19/2017	$159.00	$0.00	1	$159.00	12/18/2019	$330.68	$0.00	1.0726721	$354.71
1/18/2017	$158.32	$0.00	1	$158.32	12/17/2019	$327.00	$0.00	1.0726721	$350.76
1/17/2017	$157.67	$0.00	1	$157.67	12/16/2019	$327.00	$0.00	1.0726721	$350.76
1/13/2017	$158.83	$0.00	1	$158.83	12/13/2019	$341.67	$0.00	1.0726721	$366.50
1/12/2017	$158.29	$0.00	1	$158.29	12/12/2019	$346.29	$0.00	1.0726721	$371.46
1/11/2017	$159.40	$0.00	1	$159.40	12/11/2019	$350.00	$0.00	1.0726721	$375.44
1/10/2017	$159.07	$0.00	1	$159.07	12/10/2019	$347.90	$0.00	1.0726721	$373.18
1/9/2017	$158.32	$0.00	1	$158.32	12/9/2019	$351.21	$0.00	1.0726721	$376.73
1/6/2017	$159.10	$0.00	1	$159.10	12/6/2019	$354.09	$0.00	1.0726721	$379.82
1/5/2017	$158.71	$0.00	1	$158.71	12/5/2019	$345.68	$0.00	1.0726721	$370.80
1/4/2017	$158.62	$0.00	1	$158.62	12/4/2019	$348.84	$0.00	1.0726721	$374.19
1/3/2017	$156.97	$0.00	1	$156.97	12/3/2019	$352.08	$0.00	1.0726721	$377.67